Exhibit 10.3

UNUMPROVIDENT CORPORATION

AMENDED AND RESTATED NON-EMPLOYEE

DIRECTOR COMPENSATION PLAN OF 2004

1. Establishment of Plan.

(a) Purpose. The purpose of the Amended and Restated UnumProvident Corporation Non-Employee Director Compensation Plan of 2004 is to attract, retain and compensate highly-qualified individuals who are not employees of UnumProvident Corporation or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an opportunity to increase their ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

(b) Status of Plan. The Plan is intended, in part, to be a nonqualified, unfunded plan of deferred compensation under the Internal Revenue Code of 1986, as amended.

(c) Participation. All active Non-Employee Directors shall be eligible to participate in the Plan; provided, however, that Shares may be issued in settlement of Deferred Share Rights after a Participant ceases to be an active Non-Employee Director, as provided in Section 6.

2. Defined Terms. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Annual Retainer” means the annual retainer payable by the Company to a Non-Employee Director for service as a director of the Company, as such amount may be changed from time to time. The term Annual Retainer as used herein shall include the Base Annual Retainer and the Supplemental Annual Retainer, but no other fees.

“Base Annual Retainer” means the annual retainer paid pursuant to Section 5(a).

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

“Company” means UnumProvident Corporation, a Delaware corporation.

“Committee” has the meaning assigned such term in Section 3.

“Common Stock” means the common stock, par value $.10 per share, of the Company.

“Deferral Period” has the meaning set forth in Section 6(f) of the Plan.

“Deferral Termination Date” has the meaning set forth in Section 6(e) of the Plan.

“Deferred Share Right” means a right, granted under Section 6, to receive one share of Common Stock on the Payment Date.

“Disability” has the meaning as set forth in Code Section 409A and any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to Code Section 409A from time to time. Until otherwise defined, under Code Section 409A a Participant shall be considered Disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Distributions” has the meaning set forth in Section 6(f) of the Plan.

“Effective Date” means the date of the 2004 annual meeting of the Company’s stockholders.

“Election Form” means a form approved by Executive Compensation pursuant to which a Non-Employee Director may elect to receive some or all of his or her Annual Retainer and/or Fees in the form of Deferred Share Rights and the payment terms for Deferred Share Rights, if applicable.

“Election Period” means the period designated by Executive Compensation each year during which Non-Employee Directors may elect to receive Deferred Share Rights as payment of some or all of their Annual Retainer and/or Fees. The Election Period shall end on or before December 31 of each year prior to the year in which a new Plan Year begins (or, if hereafter permitted by Code Section 409A and by the Plan administrator, before April 30 of each year for the following Plan Year) ; provided, however, that the initial Election Period with respect to a person who first becomes a Non-Employee Director shall be the 30-day period immediately following his or her eligibility to participate in the Plan and any deferral election made during that initial Election Period shall be effective only with respect to that portion of the Annual Retainer and/or Fees earned by such Participant for services rendered after the date of his or her election to defer. For example, if a newly eligible Non-Employee Director is entitled to a 11/12 pro rata Annual Retainer under Section 5(a) or 5(b), but does not make the deferral election until the end of the 30-day Election Period, he or she would be able to defer only the 10/12 prorata Annual Retainer that was earned after the election was made.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Compensation” means the Executive Compensation division of the Human Resources Department of the Company.

“Fair Market Value”, on any date, means (i) if the Common Stock is listed on a securities exchange or traded over the Nasdaq National Market, the average of the high and low market prices reported in The Wall Street Journal at which a Share of Common Stock shall have been sold on such day or on the next preceding trading day if such date was not a trading day, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

“Fees” means meeting fees and special project fees payable pursuant to Section 6(d) and/or 6(e).

“Grant Date” means the date on which Deferred Share Rights are granted pursuant to Section 6.

“Hardship” has the meaning as set forth in Code Section 409A and any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to Code Section 409A from time to time. Until otherwise defined, under Code Section 409A, Hardship means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The requirements of this definition shall be met only if, as determined under Treasury regulations, the amounts distributed with respect to the Hardship do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

“Non-Employee Director” means any director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

“Participant” means any Non-Employee Director who is participating in the Plan or is receiving a post-service distribution of Shares pursuant to Section 6 of the Plan.

“Payment Date” has the meaning set forth in Section 6(e) of the Plan.

“Plan” means the UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004, as amended from time to time.

“Plan Year” means the approximately twelve-month period beginning on the date of the annual meeting of the stockholders of the Company (“annual meeting”) in any year and ending on the date of the following annual meeting, which, for purposes of the Plan, is the period for which Annual Retainers are earned.

“Rule 16b-3” means Rule 16b-3, as amended from time to time, of the Securities and Exchange Commission as promulgated under the Exchange Act.

“Shares” means shares of Common Stock.

“Supplemental Annual Retainer” means the annual retainer paid pursuant to Section 5(b).

3. Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive awards under the Plan, the number of Shares subject to any such awards or the time at which any such awards are to be granted. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee. Notwithstanding the foregoing, the Board shall exercise any and all rights, duties and powers of the Committee under the Plan to the extent required by the applicable exemptive conditions of Rule 16b-3, as determined by the Board its sole discretion.

4. Shares Subject to Plan. The Shares issuable under the Plan pursuant to the conversion of Deferred Share Rights shall not exceed in the aggregate 500,000 Shares of Common Stock. Such Shares may be acquired on the open market or issued out of authorized and unissued Shares or treasury Shares.

5. Retainers, Fees and Expenses.

(a) Base Annual Retainer. Each Non-Employee Director shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount and payment schedule of the Base Annual Retainer shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the dollar amounts and payment schedule for the Base Annual Retainer at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. Each person who first becomes a Non-Employee Director on a date other than an annual meeting date shall be paid a pro-rata retainer equal to the Base Annual Retainer for such Plan Year, multiplied by a fraction, the numerator of which is the number of full months before the next regularly scheduled annual meeting of the Company’s stockholders, and the denominator of which is 12. Payment of such prorated Base Annual Retainer shall be made on the first day of the first full month following the date that the person first becomes a Non-Employee Director.

(b) Supplemental Annual Retainer. Certain Non-Employee Directors shall be paid a Supplemental Annual Retainer for service as chair or co-chair of the Board or of a committee of the Board during a Plan Year. The amount and payment schedule of the Supplemental Annual Retainers shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the dollar amounts and payment schedule for the Supplemental Annual Retainers at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. A pro-rata Supplemental Annual Retainer will be paid to any Non-Employee Director who becomes the chair or co-chair of the Board or of a committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months between the date such Non-Employee Director assumed such position and the beginning of the next Plan Year.

(c) Form of Payment. Any amount of the Annual Retainer not elected to be received in the form of Deferred Share Rights, as provided in Section 6, shall be paid to the Participant in cash.

(d) Meeting Fees. Each Non-Employee Director shall be paid a fee for each meeting of the Board or committee thereof in which he or she participates. Any amount of such fee not elected to be received in the form of Deferred Share Rights, as provided in Section 6, shall be paid to the Participant in cash. The amount and payment schedule of the meeting fees shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the dollar amounts and payment schedule for the meeting fees at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant.

(e) Special Project Fees. Each Non-Employee Director may be paid a fee for special project work undertaken in his or her capacity as a Non-Employee Director. Any amount of such fee not elected to be received in the form of Deferred Share Rights, as provided in Section 6, shall be paid to the Participant in cash. The amount and payment schedule of any such fees shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the dollar amounts and payment schedule for such fees at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant.

(f) Travel Expense Reimbursement. All Non-Employee Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend up to one event per Plan

Year to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed first class rates for domestic travel or business-class rates for international travel. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

6. Deferred Share Rights.

(a) Election to Receive Deferred Share Rights. A Non-Employee Director may elect each year to receive up to 100% of his or her Annual Retainer and/or Fees in the form of Deferred Share Rights in accordance with this Section 6. A Non-Employee Director who wishes to receive some or all of his or her Annual Retainer and/or Fees for a Plan Year in the form of Deferred Share Rights must irrevocably elect to do so during the Election Period for such Plan Year, by delivering a valid Election Form to Executive Compensation. A Non-Employee Director’s participation in Section 6 of the Plan will be effective with respect to the Annual Retainer and/or Fees to be earned in the first Plan Year beginning after Executive Compensation receives the Non-Employee Director’s Election Form (or with respect to the Annual Retainer and/or Fees to be earned during the remainder of the current Plan Year in the case of a person who first becomes a Non-Employee Director and files an initial Election Form within the 30-day period immediately following his or her eligibility to participate in the Plan).

(b) Irrevocable, Annual Election. Elections to receive Deferred Share Rights as payment of Annual Retainer and/or Fees shall be valid only for one Plan Year. New elections must be made for participation in Section 6 of the Plan for subsequent Plan Years. The deferral Election Form signed by the Participant prior to the Plan Year will be irrevocable except in case of Hardship; provided, however, that the Participant may, at least one year in advance of the original Deferral Termination Date, designate a later Deferral Termination Date, which must be at least five years after the last effective Deferral Termination Date.

(c) Time of Grant. Deferred Share Rights shall be granted to each Non-Employee Director who, during the applicable Election Period, filed with Executive Compensation a written irrevocable election to receive Deferred Share Rights as payment of some or all of such Non-Employee Director’s Annual Retainer and/or Fees payable in the following Plan Year (or in the remainder of the current Plan Year in the case of a person who first becomes a Non-Employee Director and files an initial Election Form within the 30-day period immediately following his or her eligibility to participate in the Plan). Deferred Share Rights will be granted on the date the Annual Retainer and/or Fees, as applicable, for such Plan Year are otherwise payable(the “Grant Date”).

(d) Number of Deferred Share Rights. The number of Deferred Share Rights granted pursuant to this Section 6 shall be the number of whole Shares equal to (i) the dollar amount of the Annual Retainer and/or Fees that the Non-Employee Director elects shall be payable in the form of Deferred Share Rights, divided by (ii) the Fair Market Value per Share on the Grant

Date. In determining the number of Deferred Share Rights, any fraction of a Deferred Share Right will be rounded to the next lowest whole number of Deferred Share Rights. For example:

Assume that a Non-Employee Director has elected to defer $50,000 of his or her Annual Retainer and that the Fair Market Value per Share on the Grant Date is $15. The Non-Employee Director would be granted 3,333 Deferred Share Rights as payment of the $50,000 compensation. $50,000 divided by $15 FMV = 3,333 Deferred Share Rights granted (rounded to the next lowest whole number).

Similarly, assume that a Non-Employee Director has elected to defer $1,000 of his or her Meeting Fees and that the Fair Market Value per Share on the Grant Date is $15. The Non-Employee Director would be granted 66 Deferred Share Rights as payment of the $1,000 compensation. $1,000 divided by $15 FMV = 66 Deferred Share Rights granted (rounded to the next lowest whole number).

(e) Nature of Deferred Share Rights. Each Deferred Share Right constitutes the right to receive one Share of Common Stock on the earlier of (i) the Participant’s termination of service as a director of the Company, or (ii) another designated date at least three years after the date of such deferral election (in either case, the “Deferral Termination Date”). Pursuant to the Election Form, the Participant will elect whether the Shares will be (a) issued within 30 days after the Deferral Termination Date, or (b) issued in approximately equal annual installments of Shares over a period of three, five or seven years (as the Participant may elect) after the Deferral Termination Date, each such annual issuance to be made within 30 days after the anniversary of the Deferral Termination Date. For bookkeeping purposes, any amounts which the Participant elects to receive in the form of Deferred Share Rights, and any Distributions credited in accordance with Section 6(f), shall be transferred to and held in individual deferral accounts. No Shares will be issued until the applicable payment date(s) (the “Payment Date”), at which time the Company agrees to issue Shares of Common Stock to the Participant. The Participant will have no rights as a stockholder with respect to the Deferred Share Rights, and the Deferred Share Rights will be unsecured.

(f) Dividend Equivalents. If any dividends or other rights or distributions of any kind (“Distributions”) are distributed to holders of Common Stock during the period from the applicable Grant Date until the settlement in full of a Participant’s Deferred Share Rights (the “Deferral Period”), an amount equal to the product of (i) the number of Deferred Share Rights credited to a Participant’s deferral account as of the date of the Distribution, and (ii) the per Share cash value of such Distributions on their distribution date, as such value is determined by the Committee (collectively, the “Credited Distribution”), will be converted to additional Deferred Share Rights and credited to the Participant’s deferral account as follows: the account will be credited with the right to receive additional Shares having a Fair Market Value as of the date of the Distribution equal to the cash value of the Credited Distribution. Such additional Deferred Share Rights will be settled in Shares at the same time as the original Deferred Share Rights with respect to which the Credited Distributions were made.

(g) Transferability of Deferred Share Rights. No Deferred Share Rights shall be assignable or transferable by the Participant other than by will or the laws of descent and distribution. No right or interest in the Deferred Share Rights shall be subject to liability for the debts, contracts or engagements of the Participant or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 6(g) shall prevent transfers by will or by the applicable laws of descent and distribution.

(h) Hardship. The Board may accelerate the payment in Shares of all or a portion of a Participant’s Deferred Share Rights on account of his or her Hardship, but only in such a manner as would not violate the requirements of Code Section 409A or any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to Code Section 409A.

(i) Funding. Deferred Share Rights shall be paid from the general assets of the Company or as otherwise directed by the Company. To the extent that any Participant acquires the right to receive Deferred Share Rights under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their Beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

(j) Designation of Beneficiary. All amounts or Shares payable under the Plan shall be paid to the appropriate Participant; provided, however, that a Participant may, by written instruction during the Participant’s lifetime on a form prescribed by Executive Compensation, designate one or more primary Beneficiaries to receive the amount or Shares payable hereunder following the Participant’s death, and may designate the proportions in which such Beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Committee prior to the Participant’s death shall control. A Beneficiary designation shall not be considered effective unless made on a form prescribed by Executive Compensation and which is delivered to Executive Compensation. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

7. Prorated Grants. If on any date, Shares of Common Stock are not available under the Plan to grant to Non-Employee Directors the full amount of a grant of Deferred Share Rights contemplated by the Plan, then each such affected director shall receive an award of Deferred Share Rights equal to the number of Shares of Common Stock then available under the Plan divided by the number of Non-Employee Directors entitled to a grant of Deferred Share Rights on such date. Fractional Shares shall be ignored and not granted. Any shortfall resulting from such proration shall be paid in the form of cash.

8. Stock Ownership Guidelines. Each Non-Employee Director is expected to have or acquire a minimum number of Shares of Common Stock (such minimum number is shown on Exhibit A, as adjusted from time to time by the Board).

9. Adjustments.

(a) Notwithstanding any other term of this Plan, in the event that the Committee determines that any Distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards hereunder, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of shares (or other securities or property) which may be granted under the Plan (including, but not limited to, adjustments of the maximum number and kind of securities which may be issued).

(b) Notwithstanding any other term of this Plan, in the event of any corporate transaction or event described in paragraph (a) which results in Shares being exchanged for or converted into cash, securities or other property (including securities of another corporation), all Deferred Share Rights granted under Section 6 shall become the right to receive such cash, securities or other property.

(c) The number of Shares finally granted under this Plan shall always be rounded to the next lowest whole Share, subject to availability of Shares under Section 4. Any fractional Shares that would otherwise be deliverable shall be paid in cash in an amount equal to the Fair Market Value of such fractional share.

(d) Any decision of the Committee pursuant to the terms of this Section 9 shall be final, binding and conclusive upon the Participants, the Company and all other interested parties.

10. Amendment. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval (but subject to the provisions herein requiring the consent of Participants for certain amendments); provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of any securities exchange on which the Common Stock is then listed or traded, then such amendment shall be subject to stockholder approval. No termination, modification or amendment of the Plan (other than an automatic amendment pursuant to the terms of the Plan) may, without the consent of a Participant, adversely affect a Participant’s rights under an award granted prior thereto.

11. Responsibility for Investment Choices. Each Participant is solely responsible for any decision to receive his or her Annual Retainer and/or Fees in the form of Deferred Share Rights and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to receive in the form of Deferred Share Rights.

12. Indemnification. Each person who is or has been a member of the Committee or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Committee, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

The Committee and the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company, the Committee or the Board in connection with the Plan.

13. Duration of the Plan. The Plan shall remain in effect until the annual meeting of the Company’s stockholders held in 2010, unless terminated earlier by the Board.

14. Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004 as adopted by the Board of Directors of the Company on February 18, 2005.

UNUMPROVIDENT CORPORATION

By:	/s/ Susan N. Roth
Its:	Vice President, Corporate Secretary and
Assistant General Counsel

EXHIBIT A

RETAINERS, FEES AND SHARE OWNERSHIP GUIDELINES

Base Annual Retainer

Capacity of Service	Annual Amount	Payment Schedule
Non-Employee Director	$80,000	Annually on the date of each annual meeting for the upcoming plan year

Supplemental Annual Retainers

Capacity of Service	Annual Amount	Payment Schedule
Chair or Co-Chair of the Board	$200,000	Quarterly on the first day of each calendar quarter

Chair of Audit Committee	$7,500	Annually on the date of each annual meeting for the upcoming plan year
Chair of Compensation Committee	$7,500
Chair of Finance Committee	$7,500
Chair of Governance Committee	$7,500
Chair of Regulatory Compliance Committee	$7,500

Meeting Fees

Type of Meeting	Meeting Fee*	Payment Schedule
Any Board or Committee meeting held in person (whether regularly scheduled or specially called)	$2,000	Quarterly in arrears, payable on the first day of the following quarter

Any Board or Committee meeting held by conference call (whether regularly scheduled or specially called)	$500	Same

*	A separate meeting fee is paid for each meeting attended, whether or not held on the same day. A single meeting fee is paid for a single meeting that covers more than one day.

Special Project Fees

Project	Fee	Payment Schedule
Special project undertaken at request of the Board in capacity as a Non-Employee Director	Up to $1,000 per day	Upon completion of project

Minimum Stock Ownership Guidelines: 20,000 Shares. Once the guideline level has been achieved, the director is expected to hold such number of Shares until his or her termination as a director.